Exhibit 99.1

Avon Reports Third-Quarter 2013 Results

Third-Quarter Revenue Down 7%; Down 1% in Constant Dollars[1]

Operating Profit $68 Million; Adjusted[1] Operating Profit $125 Million

Operating Margin 2.9%, down from 4.4% in the Third-Quarter 2012

Adjusted[1] Operating Margin 5.4%, down from 6.2% in the Third-Quarter 2012

NEW YORK, NY, October 31, 2013 - Avon Products, Inc. (NYSE:AVP) today reported third-quarter 2013 results. “The third quarter was tough. Our quarterly performance was negatively impacted by macroeconomic headwinds and continued weakness in some parts of our business, particularly North America," said Sheri McCoy, Chief Executive Officer of Avon Products, Inc. "However, overall, Avon is headed in the right direction, parts of our business are stabilizing, and we are making progress toward our three-year financial goals."

Third-Quarter 2013 (compared with third-quarter 2012)
For the third quarter of 2013, total revenue of $2.3 billion decreased 7%, or 1% in constant dollars. Constant-dollar revenue was favorably impacted by approximately one point as a result of the recognition of tax credits of $22 million in the third quarter of 2013 associated with a change in estimate of expected recoveries of Value Added Taxes ("VAT") in Brazil. Total units decreased 7% and price/mix was up 6% during the quarter. Active Representatives² were down 3%.
Beauty sales declined 9%, or 2% in constant dollars. Fashion & Home sales declined 7%, or 2% in constant dollars.
Third-quarter 2013 gross margin was 62.5%. Gross margin included a $15 million charge associated with highly inflationary accounting for the 32% devaluation of the Venezuelan currency that occurred in the first quarter of 2013. Adjusted gross margin was 63.1%, 180 basis points higher than the prior-year quarter, primarily driven by the net impact of mix and pricing in Latin America.
Operating profit was $68 million and operating margin was 2.9% in the quarter. Operating profit included a $42 million non-cash impairment charge associated with China. Adjusted operating profit was $125 million and Adjusted operating margin was 5.4%, down 80 basis points from the third quarter of 2012. This included a benefit of 80 basis points due to the Brazil VAT credits. The decline in Adjusted operating margin was driven by the impact on margin of the revenue decline with respect to fixed expenses, and higher transportation

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costs, primarily in Latin America. Higher Representative and sales leader investment to support new product launches in Brazil was also a factor. These impacts were partially offset by improvement in gross margin.

Third-quarter 2013’s effective tax rate from continuing operations was 120.1%, compared with 56% in the third quarter of 2012. The third-quarter 2013 effective tax rate was unfavorably impacted by the impairment charge related to China, the devaluation of the Venezuelan currency, and a valuation allowance for deferred tax assets related to China. The Adjusted effective tax rate was 32.5% for the third quarter of 2013, compared with 36.6% for the third quarter of 2012.
Third-quarter 2013’s net loss from continuing operations was $6 million, or $.01 per diluted share. Third-quarter 2013’s Adjusted net income from continuing operations was $60 million, or $.14 per diluted share.
Net cash provided by operating activities was $96 million for the nine months ended September 30, 2013, compared with $208 million in the prior-year period, unfavorably impacted by the make-whole premiums of $90 million paid in connection with the prepayment of the Private Notes and the 2014 Notes. In addition, the unfavorable timing of accounts payable and interest payments, higher payments for employee incentive compensation and restructuring, and a contribution to the U.K. pension plan in 2013 were also factors. Partially offsetting these unfavorable impacts was improved operating profit. The overall net cash used during the nine months ended September 30, 2013 was $401 million, which compares with cash used of $148 million in the prior-year period. The increase is primarily due to debt repayments and lower cash provided by operations, partially offset by proceeds related to the issuance of debt, higher issuances of commercial paper and lower dividend payments.

Avon’s net debt (total debt less cash) for the third quarter of 2013 was $2.0 billion, relatively unchanged from the year-end 2012 level, and $246 million lower than in the period ended September 30, 2012. For the nine months ended September 30, 2013, the Company reduced the overall debt balance by $412 million, of which $114 million was reduced in the third quarter of 2013.

Adjustments to Third-Quarter GAAP Results to Arrive at Adjusted Results

During the third quarter of 2013, the following items had a significant impact on the financial results:

•
Based on the significant lowering of our long-term revenue and earnings projections for China and the decline in revenue performance in the third quarter, which was significantly below our expectations, the Company completed an interim impairment analysis of China operations. As a result, the Company recorded a non-cash impairment charge of $42 million pre-tax, and a valuation allowance for deferred tax assets related to China of $9 million, or a combined $0.12 per diluted share.

•
As a result of the 32% devaluation of Venezuelan currency, and using the U.S. historic dollar-cost basis of non-monetary assets, such as inventory, third-quarter 2013 operating profit was negatively impacted by approximately $15 million, or $.03 per diluted share.

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Third-Quarter 2013 Regional Highlights (compared with third-quarter 2012)

Latin America
$ in millions	Third-Quarter 2013		YTD 2013
		% var. vs 3Q12		% var. vs 9M12
Total revenue	$1,207.7	(5)%	$3,604.2	(2)%
C$ revenue		6%		7%
Change in Active Representatives		(1)%		2%
Change in units sold		(6)%		(2)%
Operating profit	121.7	(14)%	370.9	20%
Adjusted operating profit	136.7	(4)%	417.8	31%
Operating margin	10.1%	(110) bps	10.3%	190 bps
Adjusted operating margin	11.3%	10 bps	11.6%	290 bps

•
Third-quarter constant-dollar revenue growth was favorably impacted by approximately two points due to the recognition of tax credits in Brazil in the third quarter of 2013, associated with a change in estimate of expected recoveries of VAT. The region's revenue growth was also due to higher average order, which benefited from pricing, including inflationary impacts, primarily in Argentina and Venezuela, and new Beauty product launches.

•
Brazil revenue was up 1%, or 13% in constant dollars, which included an approximate four-point benefit due to the VAT credits. Revenue growth was also due to higher average order, primarily due to benefits from pricing, new Beauty product launches and continued strength in Fashion & Home. Constant-dollar revenue growth was driven by both Beauty and Fashion & Home.

•
Mexico revenue was down 5%, or 7% in constant dollars, primarily driven by lower average order, partially offset by an increase in Active Representatives. Revenue in Mexico was negatively impacted by slowing economic activity and increased discounting by retail competition while we selectively raised prices.

•
Venezuela revenue was down 22%, or up 15% in constant dollars, due to higher average order, benefiting from the inflationary impact on pricing that was partially offset by a decrease in units sold. Higher average order was partially offset by a decrease in Active Representatives, which was impacted by continued economic and political instability as well as service issues.

•
Adjusted operating margin was favorably impacted by a benefit of 150 basis points associated with the Brazil VAT credits. The increase in Adjusted operating margin was also due to higher gross margin, primarily due to the favorable net impact of mix and pricing. These impacts were partially offset by higher Representative and sales leader investment, primarily in Brazil to support new product launches, and higher legal and bad debt expenses, largely in Brazil. Higher transportation costs, primarily in Argentina and Venezuela, were also a factor.

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Europe, Middle East & Africa
$ in millions	Third-Quarter 2013		YTD 2013
		% var. vs 3Q12		% var. vs 9M12
Total revenue	$619.2	—%	$2,030.7	1%
C$ revenue		2%		3%
Change in Active Representatives		(1)%		2%
Change in units sold		—%		3%
Operating profit	61.4	15%	276.9	53%
Adjusted operating profit	61.0	16%	289.4	50%
Operating margin	9.9%	130 bps	13.6%	460 bps
Adjusted operating margin	9.9%	140 bps	14.3%	470 bps

•	Third-quarter constant-dollar revenue growth was due to higher average order, which was partially offset by a decrease in Active Representatives.

•	In Russia, revenue was down 4%, or 2% in constant dollars, primarily due to lower average order, which was partially offset by an increase in Active Representatives.

•	U.K. revenue was down 4%, or 2% in constant dollars, primarily due to a decrease in Active Representatives, which was partially offset by higher average order.

•	Turkey revenue was down 13%, or 4% in constant dollars, due to a decrease in Active Representatives, which was partially offset by higher average order.

•	South Africa revenue was down 1%, or up 21% in constant dollars, due to higher average order, largely driven by an increase in units sold, as well as an increase in Active Representatives.

•
Adjusted operating margin increased partially due to lower field compensation, primarily in Turkey, and higher gross margin. Gross margin benefited from lower material and overhead costs, which were partially offset by the unfavorable impact of foreign exchange. Additionally, lower net brochure costs also contributed to the operating margin increase. These items were partially offset by higher advertising costs.

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North America
$ in millions	Third-Quarter 2013		YTD 2013
		% var. vs 3Q12		% var. vs 9M12
Total revenue	$328.6	(19)%	$1,087.4	(15)%
C$ revenue		(18)%		(15)%
Change in Active Representatives		(16)%		(14)%
Change in units sold		(15)%		(13)%
Operating loss	(32.7)	*	(53.5)	*
Adjusted operating loss	(33.5)	*	(43.2)	*
Operating margin	(10.0)%	(780) bps	(4.9)%	(450) bps
Adjusted operating margin	(10.2)%	(830) bps	(4.0)%	(450) bps

* Calculation not meaningful
Note: In the second quarter of 2013, Silpada was classified within discontinued operations. Accordingly, the amounts for North America exclude the results of Silpada for all periods presented.

•	Third-quarter constant-dollar revenue decline was primarily due to a decrease in Active Representatives. Active Representatives were negatively impacted by recruitment challenges.

•
In the third quarter of 2013, revenue in Canada was adversely impacted due to significant field disruptions as a result of the piloting of the Service Model Transformation (“SMT”) technology platform and associated business process changes initiated in the second quarter of 2013.

•	North America Beauty sales declined 20%, driven primarily by skincare and fragrance, while Fashion & Home sales declined 16%, on both a reported and constant-dollar basis.

•
The decline in Adjusted operating margin was primarily due to the impact on margin of the revenue decline with respect to fixed expenses. In addition, gross margin was lower, primarily due to actions to drive the sale of excess inventory and the unfavorable net impact of mix and pricing. Higher transportation costs also contributed to the operating margin decrease. These items were partially offset by lower net brochure costs, lower Representative and sales leader investments and benefits resulting from the Company’s cost-savings initiatives.

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Asia Pacific
$ in millions	Third-Quarter 2013		YTD 2013
		% var. vs 3Q12		% var. vs 9M12
Total revenue	$167.4	(22)%	$565.5	(14)%
C$ revenue		(19)%		(13)%
Change in Active Representatives¹		(10)%		(8)%
Change in units sold		(24)%		(15)%
Operating loss	(39.7)	(31)%	(12.2)	*
Adjusted operating profit	2.6	(82)%	31.0	(32)%
Operating margin	(23.7)%	(970) bps	(2.2)%	(160) bps
Adjusted operating margin	1.6%	(500) bps	5.5%	(140) bps

¹ Excludes China

* Calculation not meaningful

•
Third-quarter constant-dollar revenue decline was driven by the unfavorable results of China and a decrease in Active Representatives in the other Asia Pacific markets. The region's revenue was also negatively impacted by approximately one point as a result of the Company’s decision to exit the South Korea and Vietnam markets.

•	Revenue in the Philippines was down 9%, or 5% in constant dollars, as ongoing operational challenges in that market contributed to the decrease in Active Representatives and a decline in unit sales.

•
Revenue in China was down 67%, or 69% in constant dollars, primarily due to declines in unit sales, partly due to the Company’s actions intended to reduce inventory levels held by beauty boutiques, which negatively impacted sales. Additionally, the number of beauty boutiques declined.

•
The decline in Adjusted operating margin was primarily due to the impact on margin of the revenue decline with respect to fixed expenses, and higher advertising costs, largely in the Philippines. Adjusted operating margin was also negatively impacted by lower gross margin, primarily driven by the underperformance of skincare. These items were partially offset by benefits resulting from the Company’s cost-savings initiatives.

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Global Expenses
$ in millions	Third-Quarter 2013		YTD 2013
		% var. vs 3Q12		% var. vs 9M12
Total global expenses	$152.1	(6)%	$456.1	(11)%
Allocated to segments	(109.6)	(5)%	(318.4)	(8)%
Net global expenses	42.5	(8)%	137.7	(18)%
Adjusted net global expenses	41.8	(8)%	123.3	(13)%

•
Adjusted net global expenses decreased, primarily due to lower professional and related fees associated with the FCPA matter as well as lower consulting fees, partially offset by higher expenses related to the SMT project.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 77235591). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, for additional information on Avon’s results for the quarter.
Avon, the company for women, is a leading global beauty company, with nearly $11 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

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Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under “Non-GAAP Financial Measures.” We also refer to Adjusted financial measures as Constant $ items, which are Non-GAAP financial measures as described below under “Non-GAAP Financial Measures.”

2 In the first quarter of 2013, we renamed our "Growth in Active Representatives" performance metric as "Change in Active Representatives." In addition, we revised the definition of this metric to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin, and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, net global expenses, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations, and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in February 2013 ("Venezuelan special items"), 3) the $12 million accrual for the offer of settlement relating to the FCPA investigations ("FCPA accrual"), 4) the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to China ("China impairment and other charges"), and 5) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have

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a disproportionate positive or negative impact on the Company's financial results in any particular period.

The Venezuelan special items include the impact on the Consolidated Statements of Income caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventory and prepaid expenses. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 4.30 and the revised official exchange rate of 6.30. The China impairment and other charges include the impact on the Consolidated Statements of Income caused by the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to China in the third quarter of 2013, and the goodwill impairment charge related to China in the third quarter of 2012. The Loss on extinguishment of debt includes the impact on the Consolidated Statements of Income in the first quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of our Private Notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of the term loan agreement. The Loss on extinguishment of debt also includes the impact on the Consolidated Statements of Income in the second quarter of 2013 caused by the make-whole premium and the write-off of debt issuance costs and discounts, partially offset by a deferred gain associated with the January 2013 interest-rate swap agreement termination, associated with the prepayment of the 2014 Notes.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "believe," "may," "expect," and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives and related actions), liquidity, cash flow and uses of cash, our ability to service our debt obligations or obtain additional financing, costs and cost savings, competitive advantages, impairments, the impact of currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential acquisitions or divestitures, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

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•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and realize the projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, cost savings initiative, multi-year restructuring programs and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiative, multi-year restructuring programs, SMT or other initiatives;

•
our ability to reverse declining margins and net income, particularly in North America, and to achieve profitable growth, particularly in our largest markets such as Brazil and developing and emerging markets such as Mexico and Russia;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•
our ability to reverse declines in Active Representatives, to implement our sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance branding and the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, execution of SMT and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, foreign exchange restrictions, particularly currency restrictions in Venezuela and Argentina, and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of FCPA and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including our ability to reach a settlement with the SEC and the DOJ with regard to the ongoing FCPA investigations or, if a settlement is reached, the timing of any such settlement or the terms of such settlement;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

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•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•
the impact of changes in tax rates on the value of our deferred tax assets, and declining earnings, including the amount of any domestic source loss and the type, jurisdiction and timing of any foreign source income, on our ability to realize foreign tax credits in the U.S.;

•	our access to cash and short-term financing, and our ability to secure financing or financing at attractive rates;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations and access to lending sources;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	key information technology systems, process or site outages and disruptions;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations;

•
our ability to successfully identify new business opportunities and strategic alternatives and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions, as well as to successfully integrate or manage any acquired business;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

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•	our ability to protect our intellectual property rights; and

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives.

Additional information identifying such factors is contained in Item 1A of our 2012 Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, and annual, quarterly and other reports and documents we file with the SEC. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Nine Months Ended		Percent Change
	September 30			September 30
	2013	2012		2013	2012
Net sales	$2,265.3	$2,472.7	(8)%	$7,139.2	$7,492.1	(5)%
Other revenue	57.6	37.9		148.6	117.1
Total revenue	2,322.9	2,510.6	(7)%	7,287.8	7,609.2	(4)%
Cost of sales	871.7	971.2		2,732.5	2,915.6
Selling, general and administrative expenses	1,340.9	1,384.8		4,068.8	4,337.4
Impairment of goodwill and intangible asset	42.1	44.0		42.1	44.0
Operating profit	68.2	110.6	(38)%	444.4	312.2	42%
Interest expense	30.3	27.3		90.8	76.8
Loss on extinguishment of debt	—	—		86.0	—
Interest income	(3.4)	(3.8)		(8.2)	(10.5)
Other expense, net	9.7	4.8		69.6	28.6
Total other expenses	36.6	28.3		238.2	94.9
Income from continuing operations, before taxes	31.6	82.3	(62)%	206.2	217.3	(5)%
Income taxes	(38.0)	(46.1)		(139.5)	(87.8)
(Loss) income from continuing operations, net of tax	(6.4)	36.2	(118)%	66.7	129.5	(48)%
Income (loss) from discontinued operations, net tax	0.6	(3.6)		(50.9)	(6.6)
Net (loss) income	(5.8)	32.6		15.8	122.9
Net loss (income) attributable to noncontrolling interests	0.3	(1.0)		(3.1)	(3.2)
Net (loss) income attributable to Avon	$(5.5)	$31.6	(117)%	$12.7	$119.7	(89)%
(Loss) earnings per share:(1)
Basic
Basic EPS from continuing operations	$(.01)	$.08	(113)%	$.15	$.29	(48)%
Basic EPS from discontinued operations	$—	$(.01)		$(.12)	$(.02)
Basic EPS attributable to Avon	$(.01)	$.07	(114)%	$.03	$.27	(89)%
Diluted
Diluted EPS from continuing operations	$(.01)	$.08	(113)%	$.15	$.29	(48)%
Diluted EPS from discontinued operations	$—	$(.01)		$(.12)	$(.02)
Diluted EPS attributable to Avon	$(.01)	$.07	(114)%	$.03	$.27	(89)%

Weighted-average shares outstanding:
Basic	433.5	432.1		433.3	431.8
Diluted	433.5	432.5		434.2	432.5

(1) Under the two-class method, (loss) earnings per share is calculated using net (loss) earnings allocable to common shares, which is derived by reducing net (loss) earnings by the (loss) earnings allocable to participating securities. Net (loss) earnings allocable to common shares used in the basic and diluted (loss) earnings per share calculation were ($5.4) and $30.8 for the three months ended September 30, 2013 and 2012, respectively. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $12.6 and $117.0 for the nine months ended September 30, 2013 and 2012, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30	December 31
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$808.3	$1,206.9
Accounts receivable, net	690.2	752.1
Inventories	1,200.0	1,101.1
Prepaid expenses and other	733.5	827.0
Current assets of discontinued operations	—	41.8
Total current assets	3,432.0	3,928.9
Property, plant and equipment, at cost	2,499.8	2,684.8
Less accumulated depreciation	(1,110.6)	(1,158.8)
Property, plant and equipment, net	1,389.2	1,526.0
Goodwill	279.6	330.3
Other intangible assets, net	33.1	40.6
Other assets	1,394.4	1,407.9
Noncurrent assets of discontinued operations	—	148.8
Total assets	$6,528.3	$7,382.5
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$243.1	$572.0
Accounts payable	865.2	914.3
Accrued compensation	266.5	264.7
Other accrued liabilities	551.4	645.3
Sales and taxes other than income	180.8	210.6
Income taxes	47.8	73.6
Current liabilities of discontinued operations	—	24.1
Total current liabilities	2,154.8	2,704.6
Long-term debt	2,541.2	2,623.8
Employee benefit plans	541.7	637.6
Long-term income taxes	49.0	52.0
Other liabilities	114.0	131.1
Noncurrent liabilities of discontinued operations	—	0.1
Total liabilities	$5,400.7	$6,149.2
Shareholders’ Equity
Common stock	$189.4	$188.3
Additional paid-in-capital	2,169.2	2,119.6
Retained earnings	4,292.1	4,357.8
Accumulated other comprehensive loss	(959.3)	(876.7)
Treasury stock, at cost	(4,580.1)	(4,571.9)
Total Avon shareholders’ equity	1,111.3	1,217.1
Noncontrolling interests	16.3	16.2
Total shareholders’ equity	$1,127.6	$1,233.3
Total liabilities and shareholders’ equity	$6,528.3	$7,382.5

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended
	September 30
	2013	2012
Cash Flows from Operating Activities
Net income	$15.8	$122.9
Loss from discontinued operations, net of tax	50.9	6.6
Income from continuing operations	$66.7	$129.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174.9	158.4
Provision for doubtful accounts	175.6	191.1
Provision for obsolescence	84.6	83.8
Share-based compensation	35.9	34.7
Deferred income taxes	(49.2)	(101.9)
Charge for Venezuelan monetary assets and liabilities	34.1	—
Impairment of goodwill and intangible asset	42.1	44.0
Other	43.4	44.5
Changes in assets and liabilities:
Accounts receivable	(164.8)	(186.3)
Inventories	(224.0)	(228.0)
Prepaid expenses and other	58.7	68.1
Accounts payable and accrued liabilities	(61.7)	71.6
Income and other taxes	(36.8)	(37.1)
Noncurrent assets and liabilities	(83.2)	(64.6)
Net cash provided by operating activities of continuing operations	96.3	207.8
Cash Flows from Investing Activities
Capital expenditures	(118.2)	(134.7)
Disposal of assets	15.5	13.2
Purchases of investments	(23.7)	(1.9)
Proceeds from sale of investments	6.4	2.0
Net cash used by investing activities of continuing operations	(120.0)	(121.4)
Cash Flows from Financing Activities
Cash dividends	(79.8)	(300.6)
Debt, net (maturities of three months or less)	49.0	(624.5)
Proceeds from debt	1,481.1	713.7
Repayment of debt	(1,927.9)	(90.0)
Interest rate swap termination	88.1	43.6
Proceeds from exercise of stock options	18.2	7.9
Excess tax benefit realized from share-based compensation	(0.7)	(3.4)
Repurchase of common stock	(8.4)	(8.5)
Net cash used by financing activities of continuing operations	(380.4)	(261.8)
Net cash (used) provided by operating activities of discontinued operations	(4.0)	11.8
Net cash provided (used) by investing activities of discontinued operations	84.8	(0.2)
Net cash provided by discontinued operations	80.8	11.6
Effect of exchange rate changes on cash and equivalents	(78.0)	16.2
Net decrease in cash and equivalents	(401.3)	(147.6)
Cash and equivalents at beginning of year (1)	$1,209.6	$1,245.1
Cash and equivalents at end of period (2)	$808.3	$1,097.5

(1) Includes cash and cash equivalents of discontinued operations of $2.7 and $6.9 at January 1, 2013 and 2012, respectively.
(2) Includes cash and cash equivalents of discontinued operations of $7.2 at September 30, 2012.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED SEPTEMBER 30, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$ (2)	Units Sold	Price/Mix C$ (2)	Active Reps (1)	Average Order C$ (2)
		% var. vs 3Q12	% var. vs 3Q12	% var. vs 3Q12	% var. vs 3Q12	% var. vs 3Q12	% var. vs 3Q12
Latin America (2)	$1,207.7	(5)%	6%	(6)%	12%	(1)%	7%
Europe, Middle East & Africa	619.2	—	2	—	2	(1)	3
North America	328.6	(19)	(18)	(15)	(3)	(16)	(2)
Asia Pacific (1)	167.4	(22)	(19)	(24)	5	(10)	(9)
Total from operations	2,322.9	(7)	(1)	(7)	6	(3)	2
Global and other	—	—	—	—	—	—	—
Total	$2,322.9	(7)%	(1)%	(7)%	6%	(3)%	2%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 3Q12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit (Loss) US$ (3)	2012 Adjusted Operating Profit (Loss) US$ (3)	2013 Adjusted Operating Margin (3)	2012 Adjusted Operating Margin (3)
Latin America	$121.7	(14)%	10.1%	$136.7	$142.3	11.3%	11.2%
Europe, Middle East & Africa	61.4	15	9.9	61.0	52.6	9.9	8.5
North America	(32.7)	*	(10.0)	(33.5)	(7.5)	(10.2)	(1.9)
Asia Pacific	(39.7)	(31)	(23.7)	2.6	14.2	1.6	6.6
Total from operations	110.7	(29)	4.8	166.8	201.6	7.2	8.0
Global and other	(42.5)	8	—	(41.8)	(45.4)	—	—
Total	$68.2	(38)%	2.9%	$125.0	$156.2	5.4%	6.2%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 3Q12	% var. vs 3Q12
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,660.0	(9)%	(2)%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	362.7	(11)	(6)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	242.6	(1)	6
Net sales	$2,265.3	(8)%	(2)%
Other revenue	57.6	52	59
Total revenue	$2,322.9	(7)%	(1)%

Beauty Category:
Fragrance		(8)%	(1)%
Color		(5)	2
Skincare		(12)	(6)
Personal care		(11)	(5)
Fashion & Home		(7)	(2)

* calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) The $C Revenue, Price/Mix, and Average Order financial measures include the impact of the Value Added Taxes credits recognized in Brazil during the third quarter of 2013, which contributed approximately 2 points to Latin America and approximately 1 point to Total Avon financial measures.

(3) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to related GAAP financial measure in the following supplemental schedules.

Page | 17

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

NINE MONTHS ENDED SEPTEMBER 30, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 9M12	% var. vs 9M12	% var. vs 9M12	% var. vs 9M12	% var. vs 9M12	% var. vs 9M12
Latin America	$3,604.2	(2)%	7%	(2)%	9%	2%	5%
Europe, Middle East & Africa	2,030.7	1	3	3	—	2	1
North America	1,087.4	(15)	(15)	(13)	(2)	(14)	(1)
Asia Pacific (1)	565.5	(14)	(13)	(15)	2	(8)	(5)
Total from operations	7,287.8	(4)	—	(4)	4	(1)	1
Global and other	—	—	—	—	—	—	—
Total	$7,287.8	(4)%	—%	(4)%	4%	(1)%	1%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 9M12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit (Loss) US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$370.9	20%	10.3%	$417.8	$319.8	11.6%	8.7%
Europe, Middle East & Africa	276.9	53	13.6	289.4	193.1	14.3	9.6
North America	(53.5)	*	(4.9)	(43.2)	6.1	(4.0)	0.5
Asia Pacific	(12.2)	*	(2.2)	31.0	45.5	5.5	6.9
Total from operations	582.1	21	8.0	695.0	564.5	9.5	7.4
Global and other	(137.7)	18	—	(123.3)	(141.2)	—	—
Total	$444.4	42%	6.1%	$571.7	$423.3	7.8%	5.6%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 9M12	% var. vs 9M12
Beauty (color cosmetics/fragrances/skincare/personal care)	$5,215.7	(6)%	(1)%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,182.3	(6)	(3)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	741.2	5	11
Net sales	$7,139.2	(5)%	—%
Other revenue	148.6	27	29
Total revenue	$7,287.8	(4)%	—%

Beauty Category:
Fragrance		(3)%	3%
Color		(5)	—
Skincare		(11)	(7)
Personal care		(6)	(2)
Fashion & Home		(2)	2

* calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

Page | 18

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED SEPTEMBER 30, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	China impairment and other charges	Adjusted (Non-GAAP)
Cost of sales	$871.7	$—	$14.9	$—	$856.8
Selling, general and administrative expenses	1,340.9	(0.2)	—	—	1,341.1
Impairment of goodwill and intangible asset	42.1	—	—	(42.1)	—
Operating profit	68.2	(0.2)	14.9	42.1	125.0
(Loss) income from continuing operations, before taxes	31.6	(0.2)	14.9	42.1	88.4
Income taxes	(38.0)	0.9	—	8.3	(28.8)
(Loss) income from continuing operations, net of tax	$(6.4)	$0.7	$14.9	$50.4	$59.6

Diluted EPS from continuing operations	$(0.01)	$—	$0.03	$0.12	$0.14

Gross margin	62.5%	—	0.6	—	63.1%
SG&A as a % of revenues	57.7%	—	—	—	57.7%
Operating margin	2.9%	—	0.6	1.8	5.4%
Effective tax rate	120.1%	(0.9)	(6.8)	(79.8)	32.5%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$121.7	$0.1	$14.9	$—	$136.7
Europe, Middle East & Africa	61.4	(0.4)	—	—	61.0
North America	(32.7)	(0.8)	—	—	(33.5)
Asia Pacific	(39.7)	0.2	—	42.1	2.6
Global and other	(42.5)	0.7	—	—	(41.8)
Total	$68.2	$(0.2)	$14.9	$42.1	$125.0

SEGMENT OPERATING MARGIN
Latin America	10.1%	—	1.2	—	11.3%
Europe, Middle East & Africa	9.9%	(0.1)	—	—	9.9%
North America	(10.0)%	(0.2)	—	—	(10.2)%
Asia Pacific	(23.7)%	0.1	—	25.1	1.6%
Global and other	—	—	—	—	—
Total	2.9%	—	0.6	1.8	5.4%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 19

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	NINE MONTHS ENDED SEPTEMBER 30, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	China impairment and other charges	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$2,732.5	$(0.9)	$39.7	$—	$—	$—	$2,693.7
Selling, general and administrative expenses	4,068.8	29.4	5.0	12.0	—	—	4,022.4
Impairment of goodwill and intangible assets	42.1	—	—	—	(42.1)	—	—
Operating profit	444.4	28.5	44.7	12.0	42.1	—	571.7
Income from continuing operations, before taxes	206.2	28.5	78.8	12.0	42.1	86.0	453.5
Income taxes	(139.5)	(8.3)	16.6	—	8.3	(31.6)	(154.3)
Income from continuing operations, net of tax	$66.7	$20.2	$95.4	$12.0	$50.4	$54.4	$299.1

Diluted EPS from continuing operations	$0.15	$0.05	$0.22	$0.03	$0.12	$0.12	$0.68

Gross margin	62.5%	—	0.5	—	—	—	63.0%
SG&A as a % of revenues	55.8%	(0.4)	(0.1)	(0.2)	—	—	55.2%
Operating margin	6.1%	0.4	0.6	0.2	0.6	—	7.8%
Effective tax rate	67.6%	(0.3)	(17.8)	(1.2)	(14.8)	0.6	34.0%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$370.9	$2.2	$44.7	$—	$—		$417.8
Europe, Middle East & Africa	276.9	12.5	—	—	—		289.4
North America	(53.5)	10.3	—	—	—		(43.2)
Asia Pacific	(12.2)	1.1	—	—	42.1		31.0
Global and other	(137.7)	2.4	—	12.0	—		(123.3)
Total	$444.4	$28.5	$44.7	$12.0	$42.1		$571.7

SEGMENT OPERATING MARGIN
Latin America	10.3%	0.1	1.2	—	—		11.6%
Europe, Middle East & Africa	13.6%	0.6	—	—	—		14.3%
North America	(4.9)%	0.9	—	—	—		(4.0)%
Asia Pacific	(2.2)%	0.2	—	—	7.4		5.5%
Global and other	—	—	—	—	—		—
Total	6.1%	0.4	0.6	0.2	0.6		7.8%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 20

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED SEPTEMBER 30, 2012
	Reported (GAAP)	CTI restructuring initiatives	China impairment and other charges	Adjusted (Non-GAAP)
Cost of sales	$971.2	$(0.1)	$—	$971.3
Selling, general and administrative expenses	1,384.8	1.7	—	1,383.1
Impairment of goodwill and intangible asset	44.0	—	44.0	—
Operating profit	110.6	1.6	44.0	156.2
Income from continuing operations, before taxes	82.3	1.6	44.0	128.0
Income taxes	(46.1)	(0.7)	—	(46.9)
Income from continuing operations, net of tax	$36.2	$0.9	$44.0	$81.1

Diluted EPS from continuing operations	$0.08	$—	$0.10	$0.18

Gross margin	61.3%	—	—	61.3%
SG&A as a % of revenues	55.2%	(0.1)	—	55.1%
Operating margin	4.4%	0.1	1.8	6.2%
Effective tax rate	56.0%	0.1	(19.5)	36.6%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$142.2	$0.1	$—	$142.3
Europe, Middle East & Africa	53.6	(1.0)	—	52.6
North America	(8.8)	1.3	—	(7.5)
Asia Pacific	(30.2)	0.4	44.0	14.2
Global and other	(46.2)	0.8	—	(45.4)
Total	$110.6	$1.6	$44.0	$156.2

SEGMENT OPERATING MARGIN
Latin America	11.2%	—	—	11.2%
Europe, Middle East & Africa	8.6%	(0.2)	—	8.5%
North America	(2.2)%	0.3	—	(1.9)%
Asia Pacific	(14.0)%	0.2	20.4	6.6%
Global and other	—	—	—	—
Total	4.4%	0.1	1.8	6.2%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 21

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	NINE MONTHS ENDED SEPTEMBER 30, 2012
	Reported (GAAP)	CTI restructuring initiatives	China impairment and other charges	Adjusted (Non-GAAP)
Cost of sales	$2,915.6	$3.2	$—	$2,912.4
Selling, general and administrative expenses	4,337.4	63.9	—	4,273.5
Impairment of goodwill and intangible asset	44.0	—	(44.0)	—
Operating profit	312.2	67.1	44.0	423.3
Income from continuing operations, before taxes	217.3	67.1	44.0	328.4
Income taxes	(87.8)	(22.1)	—	(109.9)
Income from continuing operations, net of tax	$129.5	$45.0	$44.0	$218.5

Diluted EPS from continuing operations	$0.29	$0.10	$0.10	$0.49

Gross margin	61.7%	—	—	61.7%
SG&A as a % of revenues	57.0%	(0.8)	—	56.2%
Operating margin	4.1%	0.9	0.6	5.6%
Effective tax rate	40.4%	(0.1)	(6.8)	33.5%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$307.9	$11.9	$—	$319.8
Europe, Middle East & Africa	181.4	11.7	—	193.1
North America	(5.4)	11.5	—	6.1
Asia Pacific	(3.7)	5.2	44.0	45.5
Global and other	(168.0)	26.8	—	(141.2)
Total	$312.2	$67.1	$44.0	$423.3

SEGMENT OPERATING MARGIN
Latin America	8.4%	0.3	—	8.7%
Europe, Middle East & Africa	9.0%	0.6	—	9.6%
North America	(0.4)%	0.9	—	0.5%
Asia Pacific	(0.6)%	0.8	6.7	6.9%
Global and other	—	—	—	—
Total	4.1%	0.9	0.6	5.6%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 22